Exhibit 10.13

AMENDMENT NO. 1 TO

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT NO. 1 TO CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Amendment”) is effective January 1, 2006, by and between Assurant, Inc. (the “Company”) and Robert Pollock (the “Executive”).

WHEREAS, the Company and Executive entered into that certain Change in Control Severance Agreement dated as of January 1, 2005 (the “Agreement”); and

WHEREAS, by its terms the Agreement expires on December 31, 2005; and

WHEREAS, the Board of Directors of the Company has authorized the extension of the Agreement through December 31, 2006, subject to certain amendments being agreed to by the parties; and

WHEREAS, the Company and Executive now desire to extend and amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Agreement Term. The definition of “Agreement Term” in Section 1(a) of the Agreement is hereby amended by changing the date in the first sentence from “December 31, 2005” to “December 31, 2006.”

2. Compliance With Section 409A.

(a) Section 4 of the Agreement is hereby amended by adding the following new subsection 4(a)(i)(C):

“C.	Delayed Payments. To the extent required to comply with Section 409A of the Code, as reasonably determined by the Company’s legal counsel, the payments under this Section 4(a)(i) shall be delayed to the six-month anniversary of the Date of Termination.”

(b) Section 4 of the Agreement is hereby amended by adding the following new paragraph at the end of subsection 4(a)(ii):

“To the extent required to comply with Section 409A of the Code, as reasonably determined by the Company’s legal counsel, Executive will pay the entire cost of receiving the Welfare Benefits pursuant to his or her COBRA elections for the first six months after the Date of Termination, and the Company will reimburse Executive for the Company’s share of such costs, as required by subsection 4(a)(ii)(A), on or as soon as practicable after the six-month anniversary of the Date of Termination.”

3. Certain Additional Payments by the Company.

(a) Section 8(a) of the Agreement is hereby amended by adding the following new paragraph at the end of such Section:

“Notwithstanding the foregoing provisions of this Section 8(a), if the Parachute Value (as defined below) of all Payments does not exceed 105% of Executive’s Safe Harbor Amount (as defined below), then the Company shall not pay Executive a Gross-Up Payment, and the Payments due under 4(a)(i) of this Agreement (the “Cash Severance Payments”) shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if even after all Cash Severance Payments due under this Agreement are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Cash Severance Payments shall be made and the Gross-Up Payment shall be made. The reduction of the Cash Severance Payments, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Accounting Firm for purposes of Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code. For purposes of this Section 8, the “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 8, Executive’s “Safe Harbor Amount” means one dollar less than three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code.”

(b) Section 8(b) of the Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following:

“Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company.”

(c) Section 8(c) of the Agreement is amended by deleting subsection 8(c)(ii) and replacing it with the following:

“(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, and designating such attorney as authorized to act on Executive’s behalf with respect to such examination, if necessary, through a power of attorney,”

4. No Other Amendments. Except as expressly set forth herein, the parties make no other amendment, alteration or modification of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ASSURANT, INC.

By:	/s/ J. Kerry Clayton
J. Kerry Clayton
Chief Executive Officer

EXECUTIVE

/s/ Robert B. Pollock
Robert B. Pollock